Exhibit 4.4

CONDUENT INCORPORATED

EQUITY COMPENSATION PLAN FOR NON-EMPLOYEE DIRECTORS

1. Purpose

The purpose of the Conduent Incorporated Equity Compensation Plan for Non-Employee Directors (the “Plan”) is to provide the means whereby Conduent Incorporated (the “Company”) may include the Company’s equity in the total compensation of non-employee members of the Company’s Board of Directors (the “Board”).

2. Effective Date and Term of Plan

The Plan shall be effective as of the effective date (the “Effective Date”) of the Company’s Registration Statement on Form 10 filed with the Securities and Exchange Commission in connection with the distribution of its Common Stock by Xerox Corporation (the “Separation”); provided that the Plan shall have been adopted by the Board and approved by the Company’s shareholder prior to the Separation. No Awards (as defined in Section 6) may be granted after the tenth anniversary of the Effective Date or, if earlier, the date the Plan is terminated pursuant to Section 10.

3. Eligibility

Any person who is a member of the Board who is not at the time also an employee of the Company or any of its direct or indirect majority-owned subsidiaries (regardless of whether such subsidiary is organized as a corporation, partnership or other entity) (each, a “Participant” or “Non-Employee Director”) shall be eligible to receive an Award under the Plan.

4. Administration of the Plan

The Plan shall be administered by the Board upon advice of the Board’s Corporate Governance Committee. Subject to the express provisions of the Plan, the Board shall have full and exclusive power to do all things necessary or desirable in connection with the administration of the Plan, including, without limitation:

(a) to prescribe, amend and rescind rules relating to the Plan and to define terms not otherwise defined herein;

(b) to approve the form of documentation used to evidence any grant awarded hereunder, including providing for such terms as it considers necessary or desirable;

(c) to establish and verify the extent of satisfaction of any conditions to exercisability applicable to Stock Options and SARs or to receipt or vesting of Stock Awards (as such terms are defined in Section 6);

(d) to determine whether, and the extent to which, adjustments are required pursuant to Section 8 hereof, provided that any such adjustment shall not cause any outstanding Award to be treated as the grant of new stock right or a change in the form of payment of the existing stock right for purposes of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), as set forth in Treasury guidance; and

(e) to interpret and construe the Plan, any rules and regulations under the Plan and the terms and conditions of any Stock Option, SAR or Stock Award grant awarded hereunder, and to make exceptions to any procedural provisions in good faith and for the benefit of the Company.

All determinations, interpretations, and other decisions under or with respect to the Plan or any Award shall be within the sole discretion of the Board, may be made at any time and shall be final, conclusive and binding upon the Company, all Participants and any holder or beneficiary of any Award. The Board may consider such factors as it deems relevant, in its sole discretion, in making such decisions, determinations and interpretations including, without limitation, the recommendations or advice of any officer or other employee of the Company and such attorneys, consultants and accountants as it may select.

All questions pertaining to the construction, regulation, validity and effect of the Plan shall be determined in accordance with the laws of the state of New York and applicable Federal law and the relevant rules of the New York Stock Exchange, Inc. (“NYSE”), in each case as determined by the Board.

5. Shares Subject to the Plan

A total number of 1,000,000 shares of common stock, par value $0.01, of the Company (“Common Stock”), subject to adjustment as provided in Section 8, shall become available for issuance under the Plan (the “Plan Share Limit”).

For purposes of the preceding paragraph, the following shall not be counted against the Plan Share Limit: (i) settlement of SARs in cash or any form other than shares and (ii) payment in shares of dividends and dividend equivalents in conjunction with outstanding Awards.

In determining shares available for issuance under the Plan, any Awards that are cancelled, forfeited or lapse shall become eligible again for issuance under the Plan. Upon exercise of SARs, only the shares issued shall be counted against the Plan Share Limit.

Any shares issued under the plan may consist in whole or in part of authorized and unissued shares or of treasury shares, and no fractional shares shall be issued under the Plan. Cash may be paid in lieu of any fractional shares in settlement of Awards under the Plan.

The aggregate fair market value of Awards that may be granted under the Plan to any Non-Employee Director for service in such capacity in any fiscal year shall not exceed $600,000 (the “Individual Limit”), which, in the case of Stock Options or SARs, shall be determined based on the grant date fair value of such Stock Options and SARs and, in the case of Stock Awards, shall be determined based on the Fair Market Value (as defined in Section 6) of the underlying shares of Common Stock on the grant date).

6. Awards

The Board shall determine the type of Award(s) to be made to each Non-Employee Director under the Plan and shall approve the terms and conditions governing such Awards through the issuance of an award agreement. Awards may be granted singly, in combination, or in tandem so that the settlement or payment of one automatically reduces or cancels the other. However, under no circumstances may Stock Option or SAR awards be made which provide by their terms for the automatic award of additional Stock Options or SARs upon the exercise of such Awards, including, without limitation, “reload options.”

The following is a list of awards that may be granted, either individually or collectively, to Participants pursuant to the provisions of the Plan (“Awards”).

(a) A Deferred Stock Unit (“DSU”) is a bookkeeping entry that represents the right to receive one share of Common Stock at a future date. Grants may be made as part of the Non-Employee Director’s annual compensation for services rendered or as a result of a voluntary election by the Non-Employee Director to defer cash compensation otherwise payable to him or her, in accordance with Section 409A of the Code. DSUs will include the right to receive dividend equivalents which are credited in the form of additional DSUs payable in Common Stock following the Non-Employee Director’s separation from service with the Company, as defined for purposes of Section 409A of the Code.

(b) A “Stock Option” is a grant of a right to purchase a specified number of shares of Common Stock during a specified period no longer than ten years. The purchase price of each Stock Option shall not be less than 100% of Fair Market Value on the effective date of grant. The price at which shares of Common Stock may be purchased under a Stock Option shall be paid in full at the time of the exercise in cash or shares, including tendering (either actually or by attestation) Common Stock or surrendering a Stock Award valued at Fair Market Value on the date of surrender. Except as otherwise expressly provided in the applicable award agreement, a Stock Option may be exercised in whole or in installments on the earliest of: i) the vesting schedule established by the Board; or ii) the death of the Non-Employee Director.

Notwithstanding any provision of the Plan, a repricing of a Stock Option shall not be allowed by the Board.

“Fair Market Value” for all purposes under the Plan shall mean the closing price of Common Stock as reported in The Wall Street Journal, in the New York Stock Exchange Composite Transactions or similar successor consolidated transactions reports for the relevant date, or if no sales of Common Stock were made on said exchange on that date, the closing price of Common Stock as reported in said composite transaction report for the preceding day on which sales of Common Stock were made on said exchange. Under no circumstances shall Fair Market Value be less than the par value of the Common Stock.

(c) A “Stock Appreciation Right” (“SAR”) is a right to receive a payment, in cash and/or Common Stock, as determined by the Board, equal to the excess of the Fair Market Value of a specified number of shares of Common Stock on the date the SAR is exercised over the Fair Market Value on the effective date of grant of the SAR as set forth in the applicable award agreement. The maximum term for SARs under the Plan is ten years. Except as otherwise expressly provided in the applicable award agreement, a SAR may be exercised in whole or in installments on the earliest of: i) the vesting schedule established by the Board; or ii) the death of the Non-Employee Director.

(d) A “Stock Award” is an Award made in stock. All or part of any Stock Award may be subject to conditions established by the Board and set forth in the award agreement which may include, but is not limited to, continuous service with the Company. Except as otherwise expressly provided in the applicable award agreement, a Stock Award may be settled on the earliest of: i) the vesting schedule established by the Board; or ii) the death of the Non-Employee Director.

7. Dividend and Dividend Equivalents

Without limiting the generality of Section 6(a), at the Board’s discretion, Awards denominated in Common Stock may earn dividends or dividend equivalents paid currently in cash or shares of Common Stock or credited to an account established by the Board in the name of the Non-Employee Director and converted into additional DSUs. Any crediting of dividends or dividend equivalents may be subject to such restrictions and conditions as the Board may establish, including reinvestment in additional shares or share equivalents.

8. Adjustments and Reorganizations

(a) In the event of any extraordinary dividend or other extraordinary distribution (whether in the form of cash, shares, other securities or other property), stock split, reverse stock split, split-up or spin-off, recapitalization, reorganization, exchange of shares, liquidation, combination or other change in corporate structure affecting the shares, the Board shall adjust (i) the Plan Share Limit, (ii) the number (or type) of shares (or other property) subject to Awards of a specified type or to any Participant; and/or (iii) the price per share for any outstanding Stock Options, SARs and other Awards, as the Board deems equitable or appropriate to preserve the rights of the holders of Awards under the Plan.

(b) Except as otherwise provided in subsection 8(a) above, notwithstanding any other provision of the Plan, and without affecting the number of shares reserved or available hereunder, the Board shall authorize the issuance, continuation or assumption of outstanding Stock Options, SARs and other Awards under the Plan or provide for other equitable adjustments after changes in the shares resulting from any merger, consolidation, sale of all or substantially all assets, acquisition of property or stock, recapitalization, reorganization or similar occurrence in which the Company is the continuing or surviving corporation, upon such terms and conditions as it may deem necessary to preserve the rights of the holders of Awards under the Plan.

(c) Adjustment of Awards Upon the Occurrence of Certain Unusual or Nonrecurring Events. Subject to Section 21 and the Repricing Prohibition, the Board is hereby authorized to make adjustments in the terms and conditions of, and the criteria included in, Awards in recognition of unusual or nonrecurring events (including the transactions described in Sections 6(a) and 6(b) above or the occurrence of a Change in Control) affecting the Company, any Affiliate (as defined in Section 20), or the financial statements of the Company or any Affiliate, or in recognition of changes in applicable rules, rulings, regulations or other requirements of any governmental body or securities exchange, accounting principles or law, whenever the Board determines that such adjustments are appropriate or desirable, including by providing for a substitution or assumption of awards, accelerating the exercisability of, lapse of restrictions on, or termination of, awards or providing for a period of time for exercise prior to the occurrence of such event, permitting or requiring any outstanding unvested Stock Option or SAR to be exercised for restricted shares of Common Stock that are subject to the same vesting terms and conditions as such unvested Stock Option or SAR, providing for a cash payment to the holder of an Award in consideration for the cancellation of such Award, including, in the case of an outstanding Stock Option or SAR, a cash payment to the holder of such Option or SAR in consideration for the cancellation of such Option or SAR in an amount equal to the excess, if any, of the Fair Market Value (as of a date specified by the Board) of the shares subject to such Stock Option or SAR over the aggregate exercise price of such Stock Option or SAR award, and cancelling and terminating any Stock Option or SAR having a per-share exercise price equal to, or in excess of, the Fair Market Value of a share subject to such Stock Option or SAR without any payment or consideration therefor.

(d) No adjustment or modification to any outstanding Award pursuant to this Section 6 shall cause such Award to be treated as the grant of a new stock right or a change in the form of payment of the existing stock right for purposes of Code Section 409A, as set forth in Treasury guidance, as determined by the Board.

9. Transferability and Exercisability

Except as otherwise provided herein, all Awards under the Plan shall be nontransferable and shall not be assignable, alienable, saleable or otherwise transferable by the Non-Employee Director other than by will or the laws of descent and distribution except pursuant to a domestic relations order entered by a court of competent jurisdiction. Notwithstanding the preceding sentence, the Board may provide that any Award may be transferable by the Participant to family members or family trusts established by the Participant.

Except as otherwise provided herein, during the life of the Non-Employee Director, Awards under the Plan shall be exercisable only by him or her except as otherwise determined by the Board. In addition, if so permitted by the Board, Non-Employee Directors may designate a beneficiary to exercise the rights of the Non-Employee Director and receive any distributions under the Plan upon the death of the Non-Employee Director.

10. Amendment and Termination of Plan

The Board may periodically amend the Plan as it deems appropriate, without further action by the Company’s shareholders, except to the extent required by applicable law. Notwithstanding the foregoing, and subject to adjustment pursuant to Section 8, the Plan may not be amended to materially increase the number of shares of Common Stock authorized for issuance under the Plan, unless any such amendment is approved by the Company’s shareholders.

Notwithstanding the foregoing, an amendment that constitutes a “material revision”, as defined by the rules of the NYSE, as determined by the Board, shall be submitted to the Company’s shareholders for approval. In addition, any revision that deletes or limits the scope of the provision in Section 6 prohibiting repricing of Stock Options will be considered a material revision.

The Plan may be terminated at such time as the Board may determine. Amendments or termination of the Plan will not affect the rights and obligations arising under Awards theretofore granted and then in effect without the Participant’s consent.

11. Term of Award

The term of each Award is determined by the Board; provided, however, that the term of any Stock Option or SAR shall not be greater than ten years from the effective date of grant.

12. Cancellation or Suspension of an Award

The Board shall have the full power and authority to determine under what circumstances any Award shall be canceled or suspended (e.g., activity by Non-Employee Directors which constitutes a conflict of interest with the Company or is in violation of Company policies).

13. Deferred Settlement

The Board may require or permit Participants to elect to defer, in a manner consistent with the requirements of Section 409A of the Code, the issuance of shares or the settlement of Awards in cash under such rules and procedures as it may establish under the Plan. It may also provide that deferred settlements include the payment or crediting of interest on the deferral amounts or the payment or crediting of dividend equivalents on deferred settlements denominated in shares.

14. Unfunded Plan

Unless otherwise determined by the Board, the Plan shall be unfunded and shall not create (or be construed to create) a trust or a separate fund or funds. The Plan shall not establish any fiduciary relationship between the Company and any Participant or other person. To the extent any person holds any rights by virtue of a grant awarded under the Plan, such right (unless otherwise determined by the Board) shall be no greater than the right of an unsecured general creditor of the Company.

15. Uniformity of Treatment

There is no obligation for uniformity of treatment of Participants or holders or beneficiaries of Awards. The terms and conditions of Awards and the Board’s determinations and interpretations with respect thereto need not be the same with respect to each Participant and may be made selectively among Participants, whether or not such Participants are similarly situated.

16. General Restriction

Each Award shall be subject to the requirement that, if at any time the Board shall determine, in its sole discretion, that the listing, registration or qualification of any Award under the Plan upon any securities exchange or under any state or federal law, or the consent or approval of any government regulatory body, is necessary or desirable as a condition of, or in connection with, the granting of such Award or the exercise settlement thereof, such Award may not be granted, exercised or settled in whole or in part unless such listing, registration, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Board.

17. Governing Law

The validity, construction and effect of the Plan and any actions taken or relating to the Plan shall be determined in accordance with the laws of the state of New York and applicable Federal law.

Grants provided hereunder are made and/or administered in the United States. Any litigation that arises under the Plan shall be conducted in a state or Federal court of competent jurisdiction sitting in the state of New York.

18. Successors and Assigns

The Plan shall be binding on all successors and permitted assigns of a Participant, including, without limitation, the estate of such Participant and the executor, administrator or trustee of such estate, or any receiver or trustee in bankruptcy or representative of such Participant’s creditors.

19. Rights as a Shareholder

A Participant shall have no rights as a shareholder until he or she becomes the holder of record of Common Stock.

20. Change in Control

Notwithstanding anything to the contrary in the Plan, the following shall apply to all Awards granted and outstanding under the Plan:

A. Definitions

The following definitions shall apply to this Section 20:

A “Change in Control”, unless otherwise defined by the Board, shall be deemed to have occurred if

(i) any “Person” is or becomes a “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such Person any securities acquired directly from the Company or its Affiliates) representing 50% or more of the combined voting power of the Company’s then outstanding securities;

(ii) at any time during a period of two consecutive years, the following individuals (referred to herein as the “Incumbent Board”) cease for any reason to constitute a majority of the directors then serving: (A) individuals who, as of the beginning of such two year period, constitute the Board, and (B) any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of the Company) whose appointment or election by the Board or nomination for election by the Company’s shareholders was approved or recommended by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of such two-year period or whose appointment, election or nomination for election was previously so approved or recommended;

(iii) there is consummated a merger or consolidation of the Company or any direct or indirect subsidiary of the Company with any other corporation, other than (A) a merger or consolidation which results in the directors of the Company who were members of the Incumbent Board immediately before such merger or consolidation continuing to constitute at least a majority of the board of directors of the Company, the surviving entity or any parent thereof, or (B) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no Person is or becomes the beneficial owner, directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such Person any securities acquired directly from the Company or its Affiliates) representing 50% or more of the combined voting power of the Company’s then outstanding voting securities; or

(iv) the shareholders of the Company approve a plan of complete liquidation or dissolution of the Company, or there is consummated a sale or disposition by the Company of all or substantially all of the Company’s assets, other than a sale or disposition by the Company of all or substantially all of the Company’s assets to an entity, at least 50% of the combined voting power of the voting securities of which are owned by stockholders of the Company in substantially the same proportions as their ownership of the Company immediately before such sale. For purposes of this definition of Change in Control, Person shall have the meaning given in Section 3(a)(9) of the Securities Exchange Act of 1934, as amended (“1934 Act”), as modified and used in Section 13(d) and 14(d) of the 1934 Act, except that such term shall not include Excluded Persons. “Excluded Persons” shall mean (1) the Company and its subsidiaries, (2) any trustee or other fiduciary holding securities under an employee benefit plan of the Company or any subsidiary of the Company, (3) any company owned, directly or indirectly, by the shareholders of the Company in substantially the same proportions as their ownership of stock of the Company, (4) any person who becomes a beneficial owner in connection with a transaction described in clause (iii) above, (5) an underwriter temporarily holding securities of the Company pursuant to an offering of such securities, or (6) an individual, entity or group who is permitted to, and actually does, report its beneficial ownership on Schedule 13G (or any successor Schedule), provided that if any Excluded Person described in this clause (6) subsequently becomes required to or does report its beneficial ownership on Schedule 13D (or any successor Schedule), then, for purposes of this definition, such individual, entity or group shall no longer be considered an Excluded Person and shall be deemed to have first acquired beneficial ownership of securities of the Company on the first date on which such individual, entity or group becomes required to or does so report on such Schedule.

“Affiliate” shall mean any entity that is directly or indirectly controlled by the Company or any entity in which the Company has a significant equity interest, as determined by the Board.

B. Acceleration of Vesting of Stock Options, SARs, DSUs and Dividend Equivalents

Upon the occurrence of an event constituting a Change in Control, all Stock Options and SARs, Stock Awards (to the extent then subject to vesting conditions), DSUs and dividend equivalents outstanding on such date shall become 100% vested and exercisable and all restrictions and forfeiture provisions related thereto shall lapse as of immediately prior to such Change in Control.

C. Notwithstanding the foregoing, any Stock Award or DSU held by a Non-Employee Director subject to Section 16 of the 1934 Act, which have been outstanding less than six months (or such other period as may be required by the 1934 Act) upon the occurrence of an event constituting a Change in Control shall not be paid in cash until the expiration of such period, if any, as shall be required pursuant to such Section.

21. Section 409A of the Internal Revenue Code.

Notwithstanding any other provision of the Plan, no election by any Participant or beneficiary, and no payment to any individual, shall be permitted under the Plan if such election or payment would cause any amount to be taxable under Section 409A of the Internal Revenue Code with respect to any individual.

The Chief Executive Officer of Conduent Corporation, or his or her delegate, may amend the Plan as he or she, in his or her sole discretion, deems necessary or appropriate to comply with Section 409A of the Internal Revenue Code and guidance thereunder.

22. Severability.

If any provision of the Plan or any Award is or becomes or is deemed to be invalid, illegal or unenforceable in any jurisdiction or as to any person or Award, or would disqualify the Plan or any Award under any law deemed applicable by the Board, such provision shall be construed or deemed amended to conform to the applicable laws, or if it cannot be construed or deemed amended without, in the determination of the Board, materially altering the intent of the Plan or the Award, such provision shall be construed or deemed stricken as to such jurisdiction, person or Award and the remainder of the Plan and any such Award shall remain in full force and effect.

IN WITNESS WHEREOF, the Company has caused this Plan to be signed as of the 15th day of December, 2016, effective as of the Effective Date, and dates set forth herein.

Conduent Incorporated

By:	Douglas H. Marshall

Sole Director